Exhibit 10.82

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This negotiated Separation Agreement and General Release (“Agreement”) is made and entered into between CARI SHYIAK on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (“EXECUTIVE”) and Goodman Networks, Inc., and each and every officer, director, executive, agent, parent, subsidiary (including but not limited to Multiband Corporation), wholly owned company, affiliate and division, and their successors, assigns, beneficiaries, legal representatives, insurers and heirs (collectively “COMPANY”) (the EXECUTIVE and COMPANY are referred to collectively as the “Parties”).

Reference is made herein to that certain Employment Agreement, effective February 18, 2013, by and between the COMPANY and EXECUTIVE (“Employment Agreement”) and all capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Employment Agreement.

The Parties desire to resolve all matters related to the EXECUTIVE’s employment with COMPANY and relationship with the COMPANY, including all matters arising under the Employment Agreement and matters related to his separation from employment at COMPANY without cause, effective November 27, 2015 (“Separation Date”), under Section 5(d) of the Employment Agreement. In consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Consideration. In exchange for the promises made herein, the Parties agree that:

a.

As for Executive’s Final Compensation and Final Bonus pursuant to the Employment Agreement, the following items described in clauses 1(a)(i) through 1(a)(iv) shall be paid or provided by the COMPANY to EXECUTIVE:

(i) On the effective date of this Agreement, which is the eighth (8) day after the EXECUTIVE signs this Agreement (“Effective Date”), the COMPANY shall pay EXECUTIVE the amount of Base Salary as of such date that has been earned through the Separation Date but has not been paid. However, EXECUTIVE shall not be entitled to nor shall he receive any 2015 Retention Bonus under Section 4(c) of the Employment Agreement;

(ii) On the Effective Date of this Agreement, the COMPANY shall pay EXECUTIVE all PTO accrued but unused through the Separation Date according to State requirements, with all PTO to cease to accrue as of the Separation Date;

(iii) The COMPANY shall pay any pro-rata performance bonus for calendar year 2015, if any, at the sole discretion of the Board of Directors, payable as soon as practicable but in no event later than December 31, 2016;

(iv) The COMPANY shall reimburse EXECUTIVE, no later than December 15, 2015 for the EXECUTIVE’s business expenses which have been incurred but not reimbursed by the Separation Date, subject to substantiation prior to such date by the EXECUTIVE in accordance with the COMPANY’s expense reimbursement policies.

b.

On the Effective Date of this Agreement, the COMPANY agrees to pay EXECUTIVE cash severance benefits, subject to all applicable federal, state and local income and payroll taxes, deductions and withholdings, totaling eighteen (18) months of Base Salary provided EXECUTIVE complies with Sections 7, 8, 10, and 22 of the Employment Agreement, as well as other provisions of the Employment Agreement which survive termination. Payments are to begin on the COMPANY’s next regular payroll period after the Effective Date, and shall continue to be paid on the COMPANY’s regular payroll periods during the severance period and as specified in the Employment Agreement.

c.

EXECUTIVE may have the right to continue certain benefits pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) or a Canadian alternative yet to be determined, after the Separation Date and will receive a notification of COBRA or a Canadian alternative rights under separate cover.

d.

Notwithstanding any contrary provisions of the applicable Stock Option Award Agreements governing stock options granted to EXECUTIVE pursuant the Employment Agreement, on and following the Effective Date, any outstanding stock options with respect to the COMPANY’s stock held by EXECUTIVE on the Separation Date may be exercised until the earlier of (i) the expiration date of the original “Option Period” as defined under such Stock Option Award Agreements (or such comparable defined term relating to the period of exercisability of the stock options), or (ii) the tenth (10th) anniversary of the date of grant of the respective stock option. The COMPANY and EXECUTIVE agree to executive such other documents in connection with the foregoing, including an amendment to the applicable Stock Option Award Agreements, as the COMPANY may determine should be executed to effectuate the foregoing provisions.

e.

EXECUTIVE acknowledges and agrees that he shall not be entitled any severance payment provided under this Agreement if he fails to return all assets and equipment provided to him for the performance of his duties as requested by the COMPANY.

f.	EXECUTIVE acknowledges that the foregoing is adequate consideration for this Agreement.

2. Acknowledgements. EXECUTIVE acknowledges that: (i) he has been paid for all hours worked, and paid all remuneration owed to him, including but not limited to all wages, bonuses, and all other payments, (ii) he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim, (iii) he has received payment for any accrued, but unused, paid time off and has no accrued but unused PTO due to him, (iv) he has received any leave to which he was entitled during his employment, (v) he has not been retaliated or discriminated against because he took a family or medical leave or any reason protected by law, (vi) COMPANY has not interfered with his ability to request or take such leaves, and (vii) except as otherwise provided in this Agreement or provided by law, all other employment related benefits terminated as of the Separation Date. EXECUTIVE will not be entitled to compensation for any bonus plan, savings plan, incentive plan, stock plan or benefit not specifically mentioned within this Agreement.

3. Release of All Claims. The Parties intend to effectuate with this Agreement the complete extinguishment of any and all claims, known or unknown, and actions of any nature whatsoever, from the beginning of time to the effective date of this Agreement and to release and forever discharge COMPANY of and from any and all manner of actions, causes of actions, charges, suits, rights to attorneys’ fees or costs, debts, obligations, claims, and demands whatsoever in law or equity by reason of any matter, cause or thing whatsoever, and particularly, but without limitation of the foregoing general terms, by reason of any claims or actions arising from EXECUTIVE’s separation of employment with COMPANY. In addition, EXECUTIVE unconditionally releases, discharges, waives, and holds harmless the COMPANY from each and every other claim, cause of action, right, liability, penalty, expense, or demand of any kind and nature, whether or not presently known to exist.

With respect to the claims that EXECUTIVE is releasing and waiving, he is releasing and waiving not only his right to recover money or other relief in any action that he might institute, but also he is releasing and waiving his right to recover money or other relief in any action that might be brought on his behalf by any other person or entity including, but not limited to, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other federal, state or local governmental agency or department. EXECUTIVE acknowledges and agrees that the released claims include any that have been or may hereafter be asserted on EXECUTIVE’s behalf in any class or collective action relating to his employment and/or the termination of his employment with the COMPANY (“Class/Collective Action”). Accordingly: (a) EXECUTIVE waives any right to participate in any Class/Collective Action, including serving as a class representative or named plaintiff; and (b) EXECUTIVE waives any right to receive notice of any pending or resolved Class/Collective Action. In the event that EXECUTIVE is included or identified as a member or potential member of a class or collective in Class/Collective Action, he agrees to (i) opt out of such proceeding after learning of his inclusion by executing without objection or delay any opt out form presented to him, and/or (ii) not to opt in to such proceeding.

Excluded from the release and waiver are any claims or rights which cannot be waived by law, such as his right to file a charge with an administrative agency or participate in any agency investigation. EXECUTIVE is, however, waiving his right to recover any money in connection with such a charge or investigation. If a lawful subpoena to testify before any entity is issued to EXECUTIVE, he will immediately notify COMPANY and provide it with a copy of the subpoena.

This Agreement is a full and final bar to any claims that EXECUTIVE may have against COMPANY, including, without limitation, any claims:

(a) arising from his terms and conditions of employment, separation from employment, or the employment practices of the COMPANY, including but not limited to claims alleging a violation of personnel policies, benefit plans, procedures, and handbooks;

(b) relating to any claims for punitive or compensatory damages; back and/or front pay claims and fringe benefits including bonuses; disability benefits; penalties; interest; or payment of any attorneys’ fees, costs or expenses for him;

(c) arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefits Protection Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Consolidated Omnibus Reconciliation Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Re-Employment Rights Act, Texas Commission on Human Rights Act/Texas Employment Discrimination Law, Texas Disability Discrimination Law, Texas whistleblower protection statute, Texas Minimum Wage Act, Texas wage payment law, Minnesota Human Rights Act, as amended, Minn. Stat. § 363A.01 et seq., Minnesota Equal Pay for Equal Work Law, as amended, Minn. Stat. § 181.66 et seq., Minnesota’s law prohibiting discrimination based on age, Minn. Stat. § 181.81 et seq., Minnesota Nonwork Activities Law, Minn. Stat. § 181.938; Minnesota Whistleblower Law, Minn. Stat. § 181.931 et seq., Minnesota Parenting Leave Law, Minn. Stat. § 181.940 et seq., state and local human rights and/or discrimination laws, state and local wage and hour laws, state and local equal pay laws, state and local leave laws, state and local whistleblower laws, state and local unfair competition laws, and claims alleging discrimination or harassment or aider and abettor liability on the basis of pregnancy, age, race, color, gender (including sexual harassment), national origin, ancestry, disability, medical condition, genetic information, religion, sexual orientation, marital status, caregiver status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; and,

(d) based on any express or implied contract or covenant of good faith and fair dealing, tort, common law, negligence, constitutional, statutory, whistleblower, public policy, personal injury, invasion of privacy, defamation, emotional distress, retaliation, detrimental reliance, or wrongful discharge theory.

EXECUTIVE expressly understands that among the various rights and claims being released and waived in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”). This general release does not cover rights or claims under the ADEA arising after he signs this Agreement.

Notwithstanding anything to the contrary herein, this Agreement and EXECUTIVE’s separation from the COMPANY shall not preclude EXECUTIVE from participating in any equity or option purchases between the COMPANY and its shareholders.

4. Covenant Not To Sue. A “covenant not to sue” is a legal term which means EXECUTIVE promises not to file a lawsuit in court. It is different from the Release of claims contained in Paragraph 3 above. Besides waiving and releasing the claims covered by Paragraph 3 above, he further agrees not to sue COMPANY in any forum for any reason, including but not limited to claims, laws or theories covered by the Release language in Paragraph 3 above. Notwithstanding this Covenant Not To Sue, he may bring a claim against COMPANY to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If he sues the COMPANY in violation of this Agreement, he shall be liable to the COMPANY for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if he sues the COMPANY in violation of this Agreement, the COMPANY can require him to return all but $100 of the money paid to him pursuant to this Agreement. In that event, COMPANY shall be excused from making any further payments otherwise owed to EXECUTIVE under the terms of this Agreement.

5. Release of Unknown Claims. For the purpose of implementing a full and complete release, EXECUTIVE expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter; and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

6. Confidentiality. EXECUTIVE warrants that he has not to date and shall not in the future disclose to any person, organization, media, website, social media site, blogger, present or former employee of COMPANY, either directly or indirectly, in any manner whatsoever, any information regarding the terms of this Agreement, or any fact concerning its negotiation, execution or implementation. EXECUTIVE may make disclosures regarding this Agreement in a form no more extensive than necessary: (a) to the attorney(s) who are advising him in connection with this Agreement; (b) to his tax accountants, tax preparers of financial accounts; or, (c) to any taxing authority as necessary for the proper payment of taxes due, if any, on the settlement amount. EXECUTIVE shall instruct each of the individuals listed in this Paragraph that the information must be held confidential.

EXECUTIVE acknowledges he has continuing obligations under the Employment Agreement and other Confidentiality and Nondisclosure Agreements he signed with the COMPANY, and that during his employment with COMPANY, he had access to confidential and proprietary information of COMPANY as further defined in the Employment Agreement, any confidentiality agreement and in the COMPANY’s employment handbook.

7. Restrictive Covenants. The Parties acknowledge that the Employment Agreement contains Section 7(d) entitled Restrictive Covenants which, among other things, prohibits EXECUTIVE from engaging in or performing services for a Competing Business (as defined in the Employment Agreement) for one (1) year after the Separation Date within the United States. Notwithstanding the foregoing, the Parties agree that Competing Business shall include the companies listed on Exhibit A of attached.

8. Indemnity. In the event EXECUTIVE is made a party to any action, suit or proceeding (“Proceeding”) in which the duties he performed in the normal course and scope of employment as an officer or director for the COMPANY are at issue, other than any Proceeding initiated by EXECUTIVE or the COMPANY related to any dispute between EXECUTIVE and COMPANY with respect to this Agreement, EXECUTIVE shall be indemnified and held harmless by the COMPANY to the fullest extent applicable to any other officer or director of the COMPANY, and to the maximum extent permitted under applicable law and the COMPANY’s bylaws, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees).

9. Breach. In the event of EXECUTIVE’s breach of any terms of this Agreement, or any of the continuing obligations of the EXECUTIVE under the Employment Agreement, COMPANY may pursue any and all remedies allowable under state and federal law. Depending on the interpretation of applicable law, these remedies might include monetary damages, equitable relief, and recoupment of the consideration described in Paragraph 1 of this Agreement. In the event that any party commences an action for damages, injunctive relief, or to enforce the provisions of this Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorney’s fees and all costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action.

10. Voluntary Agreement. EXECUTIVE acknowledges that he may consult with an attorney before he signs this Agreement. EXECUTIVE understands he has twenty-one (21) days within which to decide whether to sign this Agreement, although he may sign this Agreement at any time within the 21 day period. The Parties expressly agree that any change to the offer, whether material or immaterial, does not restart the running of the 21-day consideration period. If he does sign the Agreement, he will have an additional seven (7) days after he signs it to change his mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Jimmy “Skip” Hulett, 6400 International Parkway Suite 1000, Plano, Texas 75093, by 5:00 P.M. on or before the seventh day following his signing of this Agreement. EXECUTIVE understands that the Agreement will not become effective until after that seven-day period has passed and, except as provided for herein, all assets and equipment provided to him for the performance of his duties has been returned prior to the extinguishment of the seven-day period. EXECUTIVE knowingly and voluntarily agrees to all of the terms in this Agreement and intends to be bound legally by them.

11. Non-Admission. The Parties expressly acknowledge that the fact and terms of the Agreement are not an admission or concession by COMPANY of any liability or other wrongdoing under any law.

12. Modifications. No modification of this Agreement shall be effective unless it is in writing duly signed by all of the Parties hereto.

13. Severability. The Parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including but not limited to the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the Parties hereto shall be governed by the laws of the state of Texas without regard to its conflict of law rules. The Parties agree to venue and jurisdiction in the state and federal courts located in Texas.

15. Return of Assets, Equipment, Materials and Information. EXECUTIVE acknowledges that all materials and information received or generated by him in connection with his employment with the COMPANY, including but not limited to confidential and proprietary information set forth in Paragraph 6, are the sole property of COMPANY. EXECUTIVE acknowledges that, by the close of business on the Separation Date, except as set forth herein, he has returned to COMPANY all company property, including but not limited to confidential and proprietary information set forth in Paragraph 6, office keys, security and credit cards, files, product information, and computer hardware and software (EXECUTIVE confirms he has returned or disabled the original software and all copies in his possession). EXECUTIVE agrees to return, no later than the close of business on the Separation Date, all COMPANY materials and information and all copies thereof that are located or stored, electronically or otherwise, at his home and/or another site other than COMPANY’s offices.

16. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter. The Parties understand and acknowledge that this Agreement is made without reliance upon any statement or representation other than those expressly described herein.

17. Non-Disparagement. EXECUTIVE agrees that he will not disparage or criticize the past or present decisions, policies or practices of COMPANY or its officers and executives, and that he will not make disparaging statements about the COMPANY, its officers, executives, or any individual or entity with whom COMPANY has or may have a business or personal relationship. COMPANY agrees it will not disparage or defame EXECUTIVE.

18. Section 409A. For purposes of the rules under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. It is intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). In addition, to the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which the EXECUTIVE participated during the term of the EXECUTIVE’s employment with the COMPANY or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

19. Assignment. This Agreement and the benefits herein are not assignable without the prior written consent of the other party hereto.

20. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument but all such counterparts shall constitute one agreement. The Parties agree a facsimile signature or PDF of an original signature sent via email shall be deemed to be original signatures.

[signature page follows]

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

CARI SHYIAK

Dated:

GOODMAN NETWORKS, INC.

Dated:
SHAKEEB MIR Chief of Staff

Exhibit A

Competing Business

Velocitel Inc.

Black & Veatch Holding Company

Mastec

Bechtel Corporation

Nexius Solutions, Inc.

BlueStream Professional Services

Science Applications International Corporation (SAIC)

Empire Telecom

Jacobs Engineering Group

Ansco & Associates, LLC

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